Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-160406 on Form S-8 of our report dated April 5, 2010 (December 17, 2010 as to the effects of the discontinued operations as described in Notes 19 and 23), relating to the consolidated financial statements and financial statement schedule of Primus Telecommunications Group, Incorporated and subsidiaries (which report expresses an unqualified opinion, and includes an emphasis of matter paragraph relating to the Company’s emergence from bankruptcy and implementation of fresh-start accounting, and includes explanatory paragraphs regarding the Company’s adoption of a new accounting standard and regarding the Company’s classification of its European retail segment as discontinued operations), appearing in this Current Report on Form 8-K of Primus Telecommunications Group, Incorporated and subsidiaries for the year ended December 31, 2009 filed on December 20, 2010.

/s/ Deloitte & Touche LLP

McLean, Virginia

December 17, 2010